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Exhibit 99.4

FERRELLGAS, L.P.
and
FERRELLGAS FINANCE CORP.

Offer to Exchange Their Outstanding
6.75% Senior Notes due 2022
for
6.75% Senior Notes due 2022
that have been registered under the
Securities Act of 1933

CUSIP Nos: 315292AN2, U31538AD0 and U31538AE8

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                        , 2014, UNLESS EXTENDED (THAT DATE, AS IT MAY BE EXTENDED, THE "EXPIRATION DATE"). TENDERS OF UNREGISTERED NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

                                , 2014

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We are enclosing with this letter the materials listed below related to the offer by Ferrellgas, L.P., a Delaware limited partnership (the "Partnership"), and Ferrellgas Finance Corp., a Delaware corporation ("Finance Corp.," and together with the Partnership, the "Issuers"), to exchange up to $475 million in aggregate principal amount of their outstanding 6.75% Senior Notes due 2022 (the "Unregistered Notes") for a like principal amount of their registered 6.75% Senior Notes due 2022 as described in, and upon the terms and subject to the conditions set forth in, the Prospectus dated                        , 2014, and in the related Letter of Transmittal (which together constitute the "Exchange Offer").

        For your information and for forwarding to your clients for whom you hold Unregistered Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

  •
  Prospectus dated                        , 2014.

  •
  Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, providing information relating to backup Federal income tax withholding.

  •
  Notice of Guaranteed Delivery to be used to accept the Exchange Offer if the Unregistered Notes and all other required documents cannot be delivered to the exchange agent signatory below by the expiration date set forth in the Exchange Offer or the procedure for book-entry transfer cannot be completed prior to such expiration date.

  •
  A printed form of a "To Our Clients" letter, including a Letter of Instructions, which may be sent to your clients for whose accounts you hold Unregistered Notes registered in your name or in the name of your nominee, with space provided for obtaining those clients' instructions with regard to the Exchange Offer. This form will enable your clients to tender any or all Unregistered Notes that they own.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE TO OBTAIN THEIR INSTRUCTIONS.

        The Depository Trust Company, Euroclear Bank S.A./N.V. or Clearstream Banking S.A. participants will be able to execute tenders through the Depository Trust Company Automated Tender Offer Program.

        Any inquiries you may have with respect to the Exchange Offer should be addressed to the exchange agent signatory below at the address and telephone numbers forth under the caption "The exchange offer—Exchange agent" in the Prospectus. Additional copies of the enclosed materials may be obtained from such exchange agent.

Very truly yours, U.S. Bank National Association West Side Flats Operations Center (800) 934-6802

        NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF THE ISSUERS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED WITH THIS LETTER AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.

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FERRELLGAS, L.P. and FERRELLGAS FINANCE CORP. Offer to Exchange Their Outstanding 6.75% Senior Notes due 2022 for 6.75% Senior Notes due 2022 that have been registered under the Securities Act of 1933 CUSIP Nos: 315292AN2, U31538AD0 and U31538AE8